Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Natalie Wymer, SunPower
Natalie.Wymer@sunpower.com
(408) 457-2348

SunPower Announces New Operations Executive

SAN JOSE, Calif., Feb. 9, 2017 – SunPower Corporation. (NASDAQ:SPWR), a leading solar technology and energy services provider, today announced that it has named solar veteran Dr. Bill Mulligan, executive vice president of global operations. In his role, Mulligan will be responsible for leading SunPower’s global operations and worldwide materials sourcing.

“Bill’s first-hand knowledge and intimate understanding of SunPower’s leading technology and solutions, as well as a deep understanding of the competitive environment, made him the ideal choice to lead our global operations,” said Tom Werner, SunPower president and chief executive officer. “He’s a proven executive in the upstream solar business, commercializing and delivering innovative products, while keeping a keen eye on costs and the highest efficiencies.”

Beginning in 1998, Mulligan worked at SunPower for more than 12 years as vice president of research and development. He led the development of the company’s low-cost, one-sun silicon PV cell technology. Also under his leadership SunPower developed and commercialized the world’s highest efficiency solar panel. He left SunPower and went to SolarBridge Technologies, serving as CEO and president. He returned to SunPower with the company’s November 2014 acquisition of SolarBridge. He currently serves as the vice president of upstream strategy.

His experience also includes serving in various positions at JX Crystals, Inc., developing thermophotovoltaics; National Renewable Energy Laboratory performing doctoral research; AstroPower where he developed low cost solar cells for both terrestrial and space applications; and Fairchild/National Semiconductor working in process engineering and product marketing.

Mulligan received dual undergraduate degrees in Chemistry and History from the University of Washington, a M.S.E in Chemical Engineering from the University of Michigan and his Ph.D. in Materials Science from the Colorado School of Mines.

He replaces SunPower’s current global head of operations, Marty Neese, who is leaving the company for a position in a different sector.

About SunPower As one of the world's most innovative and sustainable energy companies, SunPower (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.